Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209647

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein and are not soliciting an offer to buy such securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion Dated January 9, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 15, 2016)

13,500,000 Shares

Common Stock

We are offering 13,500,000 shares of our common stock, par value $1.00 per share.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ATW.” The last reported sales price of our common stock on January 6, 2017 was $13.24 per share.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Atwood Oceanics, Inc.	$	$

We have granted the underwriters the option to acquire up to an additional 2,025,000 shares of common stock from us at the price set forth above within 30 days of the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock against payment therefor on or about January                , 2017.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying base prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

Prospectus Supplement dated January                , 2017

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the base prospectus, provides more general information about the various securities that we may offer from time to time, some of which information may not apply to this offering. Generally when we refer to this prospectus, we are referring to both this prospectus supplement and the base prospectus combined. If any of the information in this prospectus supplement is inconsistent with any of the information in the base prospectus, you should rely on the information in this prospectus supplement. Before you invest in our common stock, you should carefully read this prospectus supplement, along with the base prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in the base prospectus.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information we have included in this prospectus supplement or the accompanying base prospectus is accurate only as of the date of this prospectus supplement or base prospectus, respectively, and that any information we have incorporated by reference herein is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in the base prospectus.

We obtained the industry, market and competitive position data used in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein from our own research, internal surveys or studies conducted by third parties, independent industry or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended September 30, 2016, which is incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in these publications. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data, and neither we nor the underwriters make any representations as to the accuracy of such information. Similarly, we believe that our internal research is reliable, but it has not been verified by any independent sources.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are incorporating by reference herein information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate

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by reference is an important part of this prospectus supplement, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, until the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 filed with the SEC on November 15, 2016;

•	our Current Reports on Form 8-K filed with the SEC on November 22, 2016, December 6, 2016 and December 22, 2016;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 9, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 1997, as that description may be updated from time to time.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Atwood Oceanics, Inc.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

Attention: Investor Relations Department

Telephone: (281) 749-7800

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PROSPECTUS SUMMARY

This summary highlights information from this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein to help you understand our business and an investment in the shares of our common stock offered hereby. You should read carefully this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein for a more complete understanding of this offering. For more information about important risks that you should consider before making your investment decision, you should read the “Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying base prospectus, as well as the “Risk Factors” appearing in our most recent annual report on Form 10-K. Unless the context requires otherwise, references to “Atwood Oceanics,” “Atwood,” “us,” “we” and “our” mean Atwood Oceanics, Inc. together with its subsidiaries.

Atwood Oceanics, Inc.

We are a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. We currently own a diversified fleet of 10 mobile offshore drilling units located in the U.S. Gulf of Mexico, the Mediterranean Sea, offshore West Africa, offshore Southeast Asia and offshore Australia, and are constructing two ultra-deepwater drillships currently scheduled for delivery in fiscal years 2019 and 2020. We were founded in 1968 and are headquartered in Houston, Texas with support offices in Australia, Malaysia, Thailand, Singapore, Luxembourg, Mauritius, the Cayman Islands, the United Arab Emirates and the United Kingdom.

The majority of our drilling units operate outside of United States waters, and we have conducted drilling operations in most of the major offshore exploration areas of the world. In fiscal year 2016, 61% of our contract revenues were derived from foreign operations.

The following table presents our rig fleet as of January 6, 2017, all of which are wholly-owned by our subsidiaries:

Rig Name	Rig Type	Scheduled Contract End Date(1)	Water Depth Rating (feet)
Atwood Achiever	Drillship	November 2017	12,000
Atwood Advantage	Drillship	August 2017	12,000
Atwood Condor	Semisubmersible	January 2017	10,000
Atwood Osprey	Semisubmersible	September 2019(2)	8,200
Atwood Eagle	Semisubmersible	N/A(3)	5,000
Atwood Mako	Jackup	N/A(3)	400
Atwood Manta	Jackup	N/A(3)	400
Atwood Orca	Jackup	N/A(3)	400
Atwood Beacon	Jackup	N/A(3)	400
Atwood Aurora	Jackup	N/A(3)	350

(1)	Does not include customer options to extend the contract, except as otherwise noted below.
(2)	Current contract may extend to January 2017, followed by contract extending to March 2017. To be actively marketed from March 2017 to December 2017, followed by contract commencing January 2018.
(3)	Currently idled and actively marketed.

In addition to our existing drilling rigs, we have two additional ultra-deepwater drillships under construction at the Daewoo Shipbuilding and Marine Engineering Co., Ltd. construction yard in South Korea (“DSME”). The following table presents our current newbuild projects:

Rig Name	Rig Type	Expected Delivery Date	Water Depth Rating (feet)
Atwood Admiral	Drillship	September 30, 2019	12,000
Atwood Archer	Drillship	June 30, 2020	12,000

The Atwood Admiral and Atwood Archer are DP-3 dynamically-positioned, dual derrick, ultra-deepwater drillships rated to operate in water depths up to 12,000 feet. These drillships will have enhanced technical capabilities, including two seven-ram blowout preventers, three 100-ton knuckle boom cranes, a 165-ton active heave “tree-running” knuckle boom crane and 200 person accommodations. We believe that we will be able to fund all additional construction costs with cash flow from operations and borrowings under our credit facility.

DSME Agreements

On December 5, 2016, we and DSME entered into an agreement providing for, among other things, (i) a delay in the requirement to take delivery of the Atwood Admiral until September 30, 2019, (ii) an interim payment of $10 million to DSME on the earlier of the actual date of delivery of the Atwood Admiral or September 30, 2017 and (iii) an extension of the remaining milestone payment of $83.9 million plus interest (with accrued interest being added to principal on the actual delivery date of the Atwood Admiral) and fees (the “Final Admiral Payment Amount”) until December 30, 2022. Upon delivery of the Atwood Admiral, our obligation to pay the Final Admiral Payment Amount will be evidenced by a promissory note, which will accrue interest at a rate of 5% and which will be secured by a first preferred ship mortgage on the Atwood Admiral and an assignment of related insurances. The obligations of DSME are conditioned, among other things, upon the payment of $125 million to DSME as described below.

In addition, we and DSME entered into an agreement providing for, among other things: (i) a delay in the requirement to take delivery of the Atwood Archer until June 30, 2020, (ii) a payment of $125 million to DSME, which was made on December 13, 2016 and was financed with borrowings under our credit facility, (iii) an interim payment of $15 million on the earlier of the actual date of delivery of the Atwood Archer or June 30, 2018 and (iv) an extension of the remaining milestone payment of $165 million plus interest (with accrued interest being added to principal on the actual delivery date of the Atwood Archer) and fees (the “Final Archer Payment Amount”) until December 30, 2022. Upon delivery of the Atwood Archer, our obligation to pay the Final Archer Payment Amount will be evidenced by a promissory note, which will accrue interest at a rate of 5% and which will be secured by a first preferred ship mortgage on the Atwood Archer and an assignment of related insurances.

As a result of the DSME agreements, capital expenditures with respect to our newbuilds will increase by approximately $45 million in fiscal year 2017.

Senior Notes Transactions

From time to time, we may purchase our outstanding 6.50% Senior Notes due 2020 (the “Notes”) in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise, or we may redeem our Notes pursuant to the terms of the Notes, which transactions may be funded with available cash balances, including the net proceeds of this offering. In connection with any exchange, we may also issue common stock, issue new indebtedness (including indebtedness secured by our assets) and/or pay cash consideration. Any future purchases, exchanges or redemptions by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future. There can be no assurance that an active trading market will exist for our outstanding Notes following any such transactions. The extent of the trading market will depend upon a number of factors, including the size of the float, the number of holders remaining at such time, and the interest in maintaining a market in the notes on the part of securities firms.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, and our telephone number is (281) 749-7800. Our website is located at www.atwd.com. We make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, the “SEC,” free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying base prospectus.

THE OFFERING

The following is a brief summary of some of the terms of this offering. This summary does not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus carefully before making an investment decision. Unless we indicate otherwise or the context otherwise requires, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

Common Stock Offered by Atwood	13,500,000 shares.

Common Stock Outstanding after this Offering	78,444,981 shares(1).

Option to Acquire Additional Shares of Common Stock	We have granted the underwriters a 30-day option to purchase up to 2,025,000 additional shares of common stock at the same price as set forth on the cover page of this prospectus supplement.

Use of Proceeds	We expect the net proceeds from this offering to be approximately $ million, or approximately $ million if the underwriters exercise their option to acquire additional shares of common stock in full, in each case after deducting the estimated underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, and any proceeds from the exercise of the underwriters’ option to acquire additional shares of common stock, for general corporate purposes, which may include the repayment of borrowings under our credit facility, the funding of future purchases of our outstanding Notes, working capital and capital expenditures, and otherwise to enhance our liquidity. Please read “Use of Proceeds.”

Dividend Policy	In February 2016, our board of directors eliminated the payment of a quarterly dividend in order to preserve liquidity. Furthermore, in March 2016, we entered into an amendment to our credit facility that, among other things, revised the restricted payments covenant under our credit facility to prohibit us from paying dividends during the term of the facility. Future reinstatement of dividends would require the amendment or waiver of such provision. In addition, the declaration and amount of any future dividends would be at the discretion of our board of directors and would depend on our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements and other factors and restrictions our board of directors deemed relevant. There can be no assurance that we will pay a dividend in the future.

NYSE Symbol	“ATW.”

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page S-6 of the prospectus supplement and page 3 of the accompanying base prospectus and all other information contained or incorporated by reference in this prospectus before deciding to invest in our common stock.

(1)	Based on 64,944,981 shares of common stock outstanding as of December 31, 2016.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the selected consolidated financial information as of and for the fiscal years ended September 30, 2016, 2015 and 2014 from our audited consolidated financial statements. You should read the summary historical financial data below in conjunction with our historical financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement. You should also read the sections entitled “Risk Factors” elsewhere in this prospectus supplement and the accompanying base prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in our annual report on Form 10-K for the year ended September 30, 2016 (the “2016 Annual Report”), which is incorporated by reference into this prospectus supplement.

	For the Years Ended September 30,
(in thousands)	2016	2015	2014
Statement of Operations Data:
Operating revenues	$1,020,644	$1,395,851	$1,173,953
Contract drilling costs and reimbursable expenses	(406,826)	(559,165)	(562,353)
Depreciation	(165,669)	(171,947)	(147,358)
General and administrative	(50,550)	(57,229)	(61,461)
Asset impairment	(103,539)	(60,777)	—
Gain (loss) on sale of equipment	(77)	(15,303)	34,139
Other, net	299	—	1,864

Operating income	294,282	531,430	438,784
Other (expense) income	18,473	(52,460)	(41,491)
Income tax provision	(47,483)	(46,397)	(56,471)

Net income	$265,272	$432,573	$340,822

Balance Sheet Data (at end of period):
Cash and cash equivalents	$145,427	$113,983	$80,080
Working capital	343,686	470,487	330,430
Net property and equipment	4,127,696	4,172,132	3,967,028
Total assets	4,539,792	4,801,333	4,507,228
Total long-term debt	1,227,919	1,678,268	1,742,122
Shareholders’ equity	3,230,386	2,947,170	2,555,524
Other Financial Data:
EBITDA(1)	$546,969	$703,377	$586,142

(1)	We define EBITDA as net income before interest expense (income), net, income taxes and depreciation. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our performance. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or cash flow provided by operating activities prepared in accordance with GAAP. EBITDA is reconciled to net income as follows:

	For the Years Ended September 30,
(in thousands)	2016	2015	2014
Net income	$265,272	$432,573	$340,822
Interest expense, net	68,545	52,460	41,491
Income tax provision	47,483	46,397	56,471
Depreciation	165,669	171,947	147,358

EBITDA	$546,969	$703,377	$586,142

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described in the section titled “Risk Factors,” as well as those risks and other factors described in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements,” in our filings with the SEC referred to under the heading “Where You Can Find More Information” in this prospectus supplement, including our most recent annual report on Form 10-K and other reports and documents we file with the SEC that are incorporated by reference herein, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering and Our Common Stock

The trading price for our common stock may be volatile, and you could lose all or part of your investment as a result.

You should consider an investment in our common stock to be risky and subject to significant fluctuations in market value. The trading price of our common stock could be subject to significant fluctuations in response to, among other things, the factors described in this “Risk Factors” section and in Item 1A, “Risk Factors” of our 2016 Annual Report and other factors, some of which are beyond our control. Furthermore, the equity markets have historically experienced price and volume fluctuations that have affected and continue to affect the market price of equity securities, often due to factors unrelated or disproportionate to the operating performance of the issuer of the equity securities. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. The foregoing may cause the market price for our common stock to fall and you could lose all or part of your investment as a result.

Future sales, or the perception of future sales, by us or our stockholders in the public market following this offering could cause the market price for our common stock to decline.

After this offering, the sale of a substantial number of shares of our common stock in the public market by us or our existing stockholders, or the perception that such sales could occur, could harm the prevailing market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common stock in the future at a time and at a price that we deem appropriate. We may also issue shares of common stock in connection with investments, acquisitions or debt exchange transactions. The amount of shares of common stock issued in connection with any such transaction could constitute a material portion of our then-outstanding common stock and may result in additional dilution.

Because we will have broad discretion in using the net proceeds of this offering, the benefits from our use of the proceeds may not meet investors’ expectations.

Our management will have broad discretion over the allocation of the net proceeds from this offering as well as over the timing of their expenditure without shareholder approval. We intend to use the net proceeds from this offering, and any proceeds from the exercise of the underwriters’ option to acquire additional shares of common stock, for general corporate purposes, which may include the repayment of borrowings under our credit facility, the funding of future purchases of our outstanding Notes, working capital and capital expenditures, and otherwise to enhance our liquidity. Investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. Our failure to apply these proceeds effectively could cause our business to suffer. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not intend to pay, and the covenants contained in our credit facility and the indenture governing our Notes include restrictions on our ability to pay, dividends on our common stock and, consequently, our stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates.

In February 2016, our board of directors eliminated the payment of a quarterly dividend in order to preserve liquidity. Furthermore, in March 2016, we entered into an amendment to our credit facility that, among other things, revised the restricted payments covenant under our credit facility to prohibit us from paying dividends during the term of the facility. Future reinstatement of dividends would require the amendment or waiver of such provision. In addition, the declaration and amount of any future dividends would be at the discretion of our board of directors and would depend on our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements and other factors and restrictions our board of directors deemed relevant. There can be no assurance that we will pay a dividend in the future. Consequently, a stockholder’s only opportunity to achieve a return on its investment in us will be if the market price of our common stock appreciates as compared to the stockholder’s purchase price of our shares, which may not occur, and the stockholder sells its shares at a profit. There is no guarantee that the price of our common stock will ever exceed the price that a stockholder paid.

If equity research analysts cease to publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of shares of our common stock could decline.

The trading market for shares of our common stock relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We are subject to the anti-takeover provisions of our constitutive documents and Texas law.

Holders of the shares of an acquisition target often receive a premium for their shares upon a change of control. Texas law and provisions of constitutive documents could have the effect of delaying or preventing a change of control and could prevent holders of our common stock from receiving such a premium. For example, Texas law prohibits us from engaging in a business combination with any shareholder for three years from the date that person became an affiliated shareholder by beneficially owning 20% or more of our outstanding common stock, in the absence of certain board of director or shareholder approvals.

In addition, under our By-laws, special meetings of shareholders may not be called by anyone other than our Board of Directors, the Chairman of the Board of Directors, our President and Chief Executive Officer, or the holders of at least 10% of the shares of our capital stock entitled to vote at such meeting.

Goldman, Sachs & Co. may waive or release the lock-up restrictions entered into in connection with this offering, which could adversely affect the price of our common stock.

In connection with this offering, we and each of our directors and executive officers have agreed to certain lock-up restrictions with respect to the sale and resale of shares of our common stock for a period of 60 days after the date of this prospectus supplement. Goldman, Sachs & Co., at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up restrictions. If such restrictions are waived, then common stock will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $            million, or approximately $            million if the underwriters exercise their option to acquire additional shares of common stock in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of borrowings under our credit facility, the funding of future purchases of our outstanding Notes, working capital and capital expenditures, and otherwise to enhance our liquidity. We may, at any time, re-borrow amounts repaid under our credit facility, if any, subject to the terms of our credit facility.

As of December 31, 2016, we had outstanding borrowings under our credit facility of $850.0 million and $448.7 million aggregate principal amount of Notes outstanding, with a weighted average interest rate of approximately 4.93% per annum. The effective rate was determined after giving consideration to the effect of our interest rate swaps accounted for as hedges and the amortization of premiums or discounts. Approximately $275 million of the commitments mature in May 2018 and approximately $1.12 billion of the commitments under the credit facility mature in May 2019. The Notes will mature in February 2020.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our unaudited capitalization as of September 30, 2016:

•	on an actual historical basis;

•	on an as adjusted basis to give effect to the sale of shares of common stock in this offering, assuming that the net proceeds from this offering will be held as cash.

The following table is unaudited and should be read together with our financial statements and accompanying notes incorporated by reference in this prospectus supplement.

	As of September 30, 2016
(in thousands)	Historical	As Adjusted
Cash and cash equivalents	$145,427	$
Long-term debt:
Senior secured revolving credit facility(1)	$780,000		$780,000
6.50% senior notes due 2020	447,919		447,919

Total long-term debt	$1,227,919		$1,227,919

Shareholders’ equity:
Preferred stock, no par value, 1,000 shares authorized, none outstanding	—		—
Common stock, $1.00 par value, 180,000 shares authorized, 64,799 shares issued actual, 78,299 shares issued as adjusted	$64,799	$
Paid-in capital	237,542
Retained earnings	2,929,839		2,929,839
Accumulated other comprehensive income	(1,794)		(1,794)

Total shareholders’ equity	$3,230,386	$

Total capitalization	$4,458,305	$

(1)	As of December 31, 2016, $850.0 million of borrowings were outstanding under our credit facility.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “ATW.” The closing price of our common stock on the NYSE on January 6, 2017 was $13.24 per share.

Many of our stockholders hold shares electronically, all of which are owned by a nominee of DTC. We had 61 stockholders of record on January 6, 2017. This number excludes owners for whom common stock may be held in “street” name.

The following table presents the reported high and low sales prices per share of common stock during the periods indicated.

	High	Low
Fiscal Year Ended September 30, 2017
First Quarter	$15.37	$6.86
Second Quarter (through January 6, 2017)	14.07	12.57
Fiscal Year Ended September 30, 2016
First Quarter	$19.65	$9.98
Second Quarter	11.46	4.82
Third Quarter	13.33	7.52
Fourth Quarter	13.79	6.12
Fiscal Year Ended September 30, 2015
First Quarter	$43.85	$26.36
Second Quarter	35.24	26.12
Third Quarter	35.66	25.89
Fourth Quarter	26.50	14.15

DIVIDENDS

We paid quarterly dividends of $0.075 per share for the first quarter of fiscal year 2016 and $0.25 per share for each quarter of fiscal year 2015. We did not pay cash dividends historically prior to fiscal year 2015. In February 2016, our board of directors eliminated the payment of a quarterly dividend in order to preserve liquidity. Furthermore, in March 2016, we entered into an amendment to our credit facility that, among other things, revised the restricted payments covenant under our credit facility to prohibit us from paying dividends during the term of the facility. Future reinstatement of dividends would require the amendment or waiver of such provision. In addition, the declaration and amount of any future dividends would be at the discretion of our board of directors and would depend on our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements and other factors and restrictions our board of directors deemed relevant. There can be no assurance that we will pay a dividend in the future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

Distributions of cash or other property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the discussion in the ensuing paragraph addressing effectively connected dividends and the discussions below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is taxable as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exception described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is taxable as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe we currently are, and do not anticipate becoming, a USRPHC. However, even if we are, or in the future become, a USRPHC, if our common stock is regularly traded on an established securities market, our status as a USRPHC will not cause any gain recognized by a non-U.S. holder to be subject to U.S. federal income tax unless such non-U.S. holder owns, actually or constructively, more than 5% of our common stock within the time period described in the third bullet above. As of the date of this offering, our common stock is regularly traded on an established securities market.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at a 28% rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (commonly referred to as “FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

We have entered into an underwriting agreement with Goldman, Sachs & Co., as representative of the several underwriters set forth below, with respect to the shares of common stock being offered hereby. Subject to certain conditions, each underwriter has severally agreed to acquire the number of shares of common stock indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.

Total	13,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to purchase up to an additional 2,025,000 shares of common stock from us. They may exercise that option for 30 days. If any shares are acquired pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share of common stock	$	$
Total

We estimate that the total expenses of this offering, which are payable by us, including filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $250,000.

Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares of common stock, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on the NYSE under the symbol “ATW.”

A prospectus supplement and the accompanying base prospectus in electronic format may be made available on web sites maintained by the underwriters participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Lock-Up Arrangements

We have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our shares of common stock or similar securities, including options or warrants to purchase shares of common stock or securities convertible into or exchangeable for shares of common stock or similar securities, or publicly disclose the intention to make any such disposition or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of the shares of common stock, in each case, during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, without the prior written consent of the representative, except that (A) we may issue the shares of common stock offered hereby, (B) we may issue and sell shares of common stock or securities convertible into or exchangeable for shares of common stock pursuant to any existing long-term incentive plan, employee option plan, stock ownership plan, dividend reinvestment plan or other similar plan in effect as of the date of this prospectus and described in the documents incorporated by reference herein, and (C) we may issue or deliver shares of common stock issuable upon the conversion, vesting or exercise of securities (including long-term incentive plan awards, options and warrants) outstanding as of the date of this prospectus or issued pursuant to clause (B).

Our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereinafter acquired, owned directly by such officer or director or with respect to which such officer or director has beneficial ownership, (ii) enter into any hedging or other transaction which is designed or which reasonably could be expected to lead to or result in a sale or disposition of such officer or director’s shares of common stock, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such shares of common stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares, even if such shares of common stock would be disposed of by someone other than such officer or director, or (iii) publicly disclose the intention to engage in any of the foregoing or make any demand for or exercise any right with respect to the registration of any of such officer or director’s shares of common stock, in each case, without the prior written consent of the representative, for a period of 60 days after the date of this prospectus supplement, other than (A) as a bona fide gift or gifts, (B) to the immediate family of such officer or director, (C) as a transfer to any trust not involving a disposition for value for the direct or indirect benefit of such officer or director or the immediate family of such officer or director, (D) to an entity controlled by such officer or director, (E) pursuant to the laws of testamentary or intestate descent or (F) to Atwood for the purpose of paying the exercise price of options or for payment of taxes due in connection with the exercise of options or the vesting of equity awards, in each case, subject to certain limitations.

The representative, in its sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Certain Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to acquire additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our shares of common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares of common stock. As a result, the price of the shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Selling Restrictions

Canada

Shares of the common stock offered hereby may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of the common stock offered hereby must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Atwood Oceanics, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

We may issue and sell from time to time securities described in this prospectus. This prospectus contains summaries of the general terms of the securities. At the time of each offering, we will provide the specific terms of the offering and the securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. Our shares of common stock are listed on the New York Stock Exchange under the symbol “ATW.”

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 3. In addition, risks associated with any investment in our securities may be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered securities. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated by reference is accurate only as of the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT ATWOOD OCEANICS, INC.

We are a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. We were founded in 1968 and are headquartered in Houston, Texas with support offices in Australia, Malaysia, Singapore, the United Arab Emirates and the United Kingdom.

Our executive offices are located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, and our telephone number is (281) 749-7800.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be adversely affected. You could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus, including the information we incorporate by reference, regarding future financial performance, capital sources and results of operations and other statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are those concerning strategic plans, expectations and objectives for future operations and performance. When used in this prospectus, the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “could,” “should,” “may,” or similar expressions are intended to be among the statements that identify forward-looking statements.

Such statements are subject to numerous risks, uncertainties and assumptions that are beyond our ability to control, including, but not limited to, the risks and uncertainties described under “Risk Factors” above and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and the following:

•	prices of oil and natural gas and industry expectations about future prices;

•	market conditions and level of activity in the drilling industry and the global economy in general;

•	the level of capital expenditures by our clients;

•	the termination, renegotiation, or repudiation of contracts or payment delays by our clients;

•	the operational risks involved in drilling for oil and gas;

•	the highly competitive and volatile nature of our business;

•	our ability to enter into, and the terms of, future drilling contracts, including contracts for our newbuild units, for rigs currently idled and for rigs whose contracts are expiring;

•	our ability to access debt and equity capital markets, and the terms and prices that are available if we issue debt or equity securities;

•	the impact of governmental or industry regulation, both in the United States and internationally;

•	the risks of and disruptions to international operations, including political instability and the impact of terrorist acts, acts of piracy, embargoes, war or other military operations;

•	our ability to obtain and retain qualified personnel to operate our vessels;

•	unplanned downtime and repairs on our rigs;

•	timely access to spare parts, equipment and personnel to maintain and service our fleet;

•	client requirements for drilling capacity and client drilling plans;

•	the adequacy of sources of liquidity for us and for our clients;

•	changes in tax laws, treaties and regulations; and

•	the risks involved in the construction, upgrade, and repair of our drilling units.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which are applicable only on the date hereof. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we expect to use the net proceeds from the sale of securities offered by us under this prospectus for general corporate purposes. These purposes may include:

•	capital expenditures;

•	acquisitions;

•	working capital; and

•	repayment, refinancing or redemption of indebtedness or other securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges on a consolidated basis for each of the periods indicated:

	Nine Months Ended June 30, 2016	Years Ended September 30,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	5.6x	7.1x	6.1x	7.4x	8.1x	25.8x

For purposes of this table, “earnings” consists of income before income taxes plus fixed charges and less capitalized interest. “Fixed charges” consists of interest expense and capitalized interest. We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities under an indenture, dated as of January 18, 2012, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under an indenture to be entered into between us and a trustee we will name in the prospectus supplement relating to subordinated debt securities. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us” or “our” refer to Atwood Oceanics, Inc. only and not to any of its subsidiaries.

General

Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. Our 6.50% Senior Notes due 2020 are currently outstanding under the senior indenture, and no securities are outstanding under the subordinated indenture.

The senior debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated debt and senior in right of payment to all of our subordinated indebtedness. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness. The subordinated debt securities will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

We currently conduct our operations through both U.S. and foreign subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries on their assets and earnings.

Neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the price at which we will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000;

•	whether payments on the debt securities will be payable in foreign currency or currency unit or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt (as defined below). Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•	we default in performing any other covenant (a “covenant default”) on any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indenture.

Consolidation, Merger and Sales of Assets

The indentures generally permit a consolidation or merger involving us. They also permit us to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

(1)	either

•	we are the continuing entity, or

•	the resulting entity is organized under the laws of the United States, any state thereof, the District of Columbia, Australia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, any member of the European Union (as constituted on the date of the indenture) or any other member of the European Union that becomes a member after that date, the Netherlands Antilles or any state, province or political subdivision of the foregoing, and assumes by a supplemental indenture the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indentures,

(2)	immediately after giving effect to the transaction, no default or event of default under the indentures has occurred and is continuing or would result from the transaction,

(3)	in the case of the second bullet point under clause (1) above, in the event that the resulting entity is organized in a jurisdiction (other than the United States, any state thereof or the District of Columbia) that is different from the jurisdiction in which the obligor on the debt securities was organized immediately before giving effect to the transaction:

•	such resulting entity delivers to the trustee an opinion of counsel stating that the obligations of the resulting entity under the applicable indenture are enforceable under the laws of the new jurisdiction of its formation subject to customary exceptions and

•	the resulting entity agrees in writing to submit to New York jurisdiction and appoints an agent for the service of process in New York, each under terms satisfactory to the trustee.

This covenant will not apply to any merger of another entity into us. Upon any transaction of the type described in and effected in accordance with this section, the resulting entity will succeed to and be substituted for us and may exercise all of our rights and powers under the applicable indenture and the debt securities with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the applicable indenture and the debt securities, we will be relieved of all such obligations.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on any debt security of that series for 30 days when due;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to deposit any sinking fund payment for 30 days when due;

•	our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of us; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable debt securities within 90 days after it occurs. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of our company occurs, the principal of and accrued and unpaid interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of security or indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee security or indemnity satisfactory to it. Subject to this provision for security or indemnification, the holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

The indentures require us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in performance.

Modification and Waiver

We and the trustee may supplement or amend each indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security;

•	waive a continuing default or event of default regarding any payment on the debt securities; or

•	if applicable, make any change that materially and adversely affects the right to convert any debt security.

We and the trustee may supplement or amend each indenture or waive any provision of that indenture without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, or to add any guarantees of or obligors on, any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series, the covenant described under “—Consolidation, Merger and Sales of Assets” and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust. As a consequence, a U.S. holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such debt securities.

Satisfaction and Discharge. In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under that indenture and repayment to us of excess money or government securities, when:

•	either

—	all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

—	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and

•	we have paid all other sums payable by us with respect to the debt securities of that series.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustees

The Bank of New York Mellon Trust Company, N.A., as successor to Wells Fargo Bank, National Association, is the trustee under the senior indenture. The Bank of New York Mellon Trust Company, N.A. and

its affiliates may perform certain commercial banking services for us from time to time for which they receive customary fees. We will name the trustee under the subordinated indenture in the applicable prospectus supplement.

Each indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent designated by us. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment of any transfer tax or similar governmental charge payable for that registration.

We will appoint the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities of a series or any repurchase of debt securities of a series required under the terms of the series, we will not be required to register the transfer or exchange of:

•	any debt security of that series during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security of that series that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 180 million shares of common stock, par value $1.00 per share, and one million shares of preferred stock, no par value. The following describes our common stock, preferred stock, amended and restated certificate of formation and bylaws. This description is a summary only. We encourage you to read the complete text of our certificate of formation and bylaws, which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. References to “shareholders” in this section refer to holders of our common stock, unless the context otherwise requires.

Common Stock

Our shareholders are entitled to one vote per share with respect to each matter submitted to a vote of our shareholders, subject to voting rights of shares of our preferred stock, if any.

Our shareholders have cumulative voting rights in the election of directors if the shareholder gives notice in writing to our secretary on or before the day preceding the election at which the shareholder intends to cumulate votes. In such case, the shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among as many candidates for directors as the shareholder thinks fit.

Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Our shareholders are entitled to dividends in the amounts and at the times declared by our board of directors out of funds legally available for the payment of dividends.

If we are liquidated, dissolved or wound up, our shareholders will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of preferred stock.

Preferred Stock

Our board of directors has the authority, without shareholder approval, to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

•	dividend rights;

•	conversion rights;

•	rights and terms of redemption, including sinking fund provisions;

•	redemption price or prices;

•	liquidation preferences;

•	conversion privileges; and

•	voting rights.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any redemption provisions;

•	any liquidation preference;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of common stock. It also could affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Anti-Takeover Provisions of Our Certificate of Formation and Bylaws

Our certificate of formation and bylaws contain provisions that could delay or make more difficult the acquisition of control of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Authorized but Unissued Stock

We have 180 million authorized shares of common stock and one million authorized shares of preferred stock. One of the consequences of our authorized but unissued common stock and undesignated preferred stock may be to enable the board of directors to make more difficult or to discourage an attempt to obtain control of our company. If, in the exercise of its fiduciary obligations, our board of directors determined that a takeover proposal was not in our best interest, the board could authorize the issuance of some or all of those shares without shareholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent shareholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition using shares as consideration that might complicate or preclude the takeover.

In this regard, our certificate of formation grants our board of directors broad power to establish the rights and preferences of any authorized and unissued series of preferred stock. Our board could establish one or more series of preferred stock that entitle holders to, among other things:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with the common stock on any transaction or for all purposes;

•	elect directors having terms of office or voting rights greater than those of other directors;

•	convert preferred stock into a greater number of shares of the common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

•	exercise other rights designed to impede a takeover.

In addition, the number of authorized shares of preferred stock or common stock may be increased by the approval of our board of directors and the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on such action.

Shareholder Action by Written Consent; Special Meetings of Shareholders

Our bylaws provides that action that is required or permitted to be taken by our shareholders at any annual or special meeting may be taken by unanimous written consent of shareholders in lieu of a meeting and that special meetings of shareholders may be called only by the board of directors, the chairman of the board, the president or the holders of not less than 10% of all the shares of our capital stock entitled to vote at the meeting.

Amendment of the Bylaws

Under Texas law and pursuant to our certificate of formation and bylaws, the power to adopt, amend or repeal bylaws is conferred upon both our shareholders and our board of directors.

Election and Removal of Directors

Directors may be removed, with or without cause, by the affirmative vote of the holders of a two-thirds majority of the voting power of our outstanding voting stock entitled to vote in the election of directors. A vacancy on our board of directors may be filled by the affirmative vote of a majority of the remaining directors, even though such directors may represent less than a quorum of the board of directors. A director elected to fill a vacancy is elected for the unexpired term of this predecessor in office and until his successor is elected and qualified. The number of directors on the board generally will be fixed exclusively by, and may be increased or decreased exclusively by, the board of directors. Our bylaws provide that the number of directors will not be more than nine or less than six.

Shareholder Proposals and Directors Nominations

Our bylaws set forth the procedures for presenting a shareholder proposal, other than the nomination of directors, at an annual meeting of the shareholders. For shareholder proposals to be properly brought before an annual meeting, (i) the shareholder bringing such proposal must be a shareholder of record at the time of giving notice of such proposal and be entitled to vote at the annual meeting and (ii) the proposal must comply with the advance notice procedures set forth in the bylaws. To be timely, such shareholder’s notice generally must be delivered to the our secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the previous annual meeting.

Our bylaws also set forth the procedures for shareholder nominations in director elections. For shareholder nominations to be properly brought before an annual meeting or a special meeting at which directors are to be elected, the shareholder making such nomination must be a shareholder of record at the time of giving notice of such nomination and be entitled to vote at the meeting and the proposal must comply with the advance notice procedures set forth in the bylaws. To be timely with respect to an annual meeting, such shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the annual meeting date of the immediately preceding annual meeting. To be timely with respect to a special meeting, such shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the scheduled special meeting date; provided, however, that if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, notice by such shareholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to shareholders or the day on which such public disclosure was made.

These provisions may limit the ability of shareholders to bring business before a shareholders’ meeting, including the nomination of directors and the consideration of any transaction that could result in a change of control and a premium to our shareholders.

Limitation of Liability of Directors

Our directors will not be liable to us or our shareholders for monetary damages for an act or omission in the director’s capacity as director, except for liability for:

•	a breach of the director’s duty of loyalty to us or our shareholders;

•	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•	an act or omission for which the liability of a director is expressly provided for by Texas law.

If Texas law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our bylaws also contain provisions to indemnify directors and officers to the fullest extent permitted by applicable law. In addition, we have entered into indemnification agreements with our directors and officers.

These provisions and agreements may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors and officers.

Texas Anti-Takeover Law

We are subject to Section 21.606 of the Texas Business Organizations Code. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may make it more difficult for a person who would be an affiliated shareholder to effect various business combinations with a corporation for a three-year period.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Market Information

Our common stock is listed on the New York Stock Exchange under the symbol “ATW.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common stock, preferred stock or other securities of our company or any other entity. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis in and outside the United States through underwriters or dealers as designated from time to time, directly to purchasers, through agents or through a combination of these methods.

We will prepare a prospectus supplement for each offering that will set forth the terms of the offering and the method of distribution and will include the following information:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on the New York Stock Exchange, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions. Unless we inform you otherwise in the prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. We will include in the prospectus supplement the amount of any compensation to be received by the sales agent.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Other than the common stock, which is listed on the New York Stock Exchange, each series of offered securities will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, any of our offered securities.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC on November 12, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2015, March 31, 2016 and June 30, 2016 filed with the SEC on February 3, 2016, May 6, 2016 and August 2, 2016, respectively;

•	our Current Reports on Form 8-K filed with the SEC on March 29, 2016 and May 27, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 1997, as that description may be updated from time to time.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Atwood Oceanics, Inc.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

Attention: Investor Relations Department

Telephone: (281) 749-7800

13,500,000 Shares

Common Stock

Prospectus Supplement

Goldman, Sachs & Co.